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                                                                                  Exhibit (11)



NBD Bancorp, Inc. Consolidated Earnings Per Share Computation
(in thousands except per share data)





                                                        Quarter Ended             Six Months Ended
                                                           June 30                     June 30
                                                   -----------------------     -----------------------
                                                      1994        1993            1994        1993
                                                   ----------   ----------     ----------   ----------
Primary:
- ---------
  Net Income.....................................  $ 135,224    $ 122,648      $ 242,485    $ 241,679
                                                   ==========   ==========     =========    ==========

  Average Shares Outstanding.....................    159,990      160,536        160,374      160,488
  Adjustment:
    Shares Applicable to Common Stock Options....        332          707            335          794
                                                   ----------   ----------     ----------   ----------
  Shares Applicable to Primary Earnings..........    160,322      161,243        160,709      161,282
                                                   ==========   ==========     ==========   ==========

Fully Diluted:
- -------------
  Net Income.....................................  $ 135,224    $ 122,648      $ 242,485    $ 241,679
  Adjustment:
    Interest on 7.25% Convertible Debentures.....          -        3,663          3,052        7,326
    Tax Effect on Above..........................          -       (1,245)        (1,068)      (2,491)
                                                   ----------   ----------     ----------   ----------
    Net Adjustment...............................          -        2,418          1,984        4,835
                                                   ----------   ----------     ----------   ----------
  Adjusted Net Income Applicable
    to Common Stock..............................  $ 135,224    $ 125,066      $ 244,469    $ 246,514
                                                   ==========   ==========     ==========   ==========

  Average Shares Outstanding.....................    159,990      160,536        160,374      160,488
  Adjustment:
    Shares Applicable to Convertible Debentures..          -        6,579          2,653        6,579
    Shares Applicable to Common Stock Options....        441          716            427          820
                                                   ----------   ----------     ----------   ----------
  Shares Applicable to Fully Diluted Earnings....    160,431      167,831        163,454      167,887
                                                   ==========   ==========     ==========   ==========



Per Share Data:
- --------------
Primary-Net Income per Share of Common Stock.....  $    0.84    $    0.76      $    1.51    $    1.50
                                                   ==========   ==========     ==========   ==========
Fully Diluted-Net Income per
  Share of Common Stock..........................  $    0.84    $    0.75      $    1.50    $    1.47
                                                   ==========   ==========     ==========   ==========
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